Exhibit 3.3

NEW YORK CITY REIT, INC.

ARTICLES SUPPLEMENTARY

New York City REIT, Inc., a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under a power contained in Article V of the charter of the Company (the “Charter”), the Board of Directors of the Company (the “Board”), by duly adopted resolutions, reclassified and designated 9,750,000 authorized but unissued shares of Class A Common Stock, $0.01 par value per share (the “Class A Common Shares”), of the Company as 9,750,000 shares of Class B Common Stock, $0.01 par value per share (the “Class B Common Shares”). There has been no increase in the authorized shares of stock of the Company effected by these Articles Supplementary.

SECOND: Except as set forth in the immediately following sentences, the Class B Common Shares shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Class A Common Shares and all provisions of the Charter applicable to the Class A Common Shares, including, without limitation, the provisions of Article V, shall apply to the Class B Common Shares. One third (1/3) of the Class B Common Shares held by each holder thereof shall, automatically and without any action on the part of the holder thereof, convert into an equal number of Class A Common Shares on the earlier (the “First Conversion Date”) of (i) the close of business on the date that is one hundred and twenty (120) calendar days (or, if such date is not a business day, the next business day) after the date of initial listing of the Class A Common Shares on a national securities exchange (the “Listing Date”), (ii) the date and time when any rights to purchase securities of the Company attached to the Class A Common Shares begin to trade separately from the Class A Common Shares and become exercisable in accordance with the terms of any rights agreement to which the Company is then a party (the “Distribution Date”) or (iii) such earlier date and time as may be determined by the Board and set forth in a Certificate of Notice filed with the SDAT. Following the First Conversion Date, one half (1/2) of the Class B Common Shares held by each holder thereof shall, automatically and without any action on the part of the holder thereof, convert into an equal number of Class A Common Shares on the earlier (the “Second Conversion Date”) of (i) the close of business on the date that is two hundred and forty (240) calendar days (or, if such date is not a business day, the next business day) after the Listing Date, (ii) the Distribution Date or (iii) such earlier date and time as may be determined by the Board and set forth in a Certificate of Notice filed with the SDAT. Following the Second Conversion Date, all issued and outstanding Class B Common Shares shall, automatically and without any action on the part of the holders thereof, convert into an equal number of Class A Common Shares on the earlier (the “Third Conversion Date”) of (i) the close of business on the date that is three hundred and sixty (360) calendar days (or, if such date is not a business day, the next business day) after the Listing Date, (ii) the Distribution Date or (iii) such earlier date and time as may be determined by the Board and set forth in a Certificate of Notice filed with the SDAT. No fractional Class A Common Shares shall be issued upon conversion of Class B Common Shares on either the First Conversion Date, the Second Conversion Date or the Third Conversion Date and each holder of Class B Common Shares otherwise entitled to a fractional Class A Common Share shall be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a Class A Common Share multiplied by the closing trading price per Class A Common Share on such date as reported by the national securities exchange on which the Class A Common Shares are then listed for trading.

THIRD: A description of the Class A Common Shares is contained in the Charter.

FOURTH: The Class B Common Shares have been reclassified and designated by the Board under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall become effective at 5:03 p.m. Eastern Time on August 5, 2020.

SEVENTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 5th day of August, 2020.

ATTEST:	NEW YORK CITY REIT, INC.

/s/ Christopher J. Masterson Name: Christopher J. Masterson Title: Chief Financial Officer	By: /s/ Edward M. Weil, Jr. (SEAL) Name: Edward M. Weil, Jr. Title: Chief Executive Officer